EXHIBIT 99.1

AT SCHAWK, INC.: Timothy Allen Vice President, Finance, Operations and Investor Relations 847-827-9494 timothy.allen@schawk.com	AT DRESNER CORPORATE SERVICES: Investors: Philip Kranz 312-780-7240 pkranz@dresnerco.com

SCHAWK, INC. PROVIDES UPDATE ON FINANCIAL RESULTS
AND OTHER ACTIVITIES

Des Plaines, IL, May 12, 2009 — Schawk, Inc. (NYSE: SGK), a leading provider of brand point management services, enabling companies of all sizes to connect their brands with consumers to create deeper brand affinity, is providing certain preliminary financial results, updates and other information as follows:

•	Summary of financial position
•	Update on 2008 preliminary financial results
•	Update on cost reduction activities
•	First-quarter 2009 preliminary financial results
•	Outlook regarding amendments to the Company’s debt agreements
•	Timing of the annual shareholder meeting

David A. Schawk, president and chief executive officer, commented, “It is clear that the difficulties that consumer products companies and retailers faced during 2008 resulted in significant challenges for Schawk as well.  However, as we have done in the past, Schawk used this challenge as an opportunity to aggressively improve our internal structure, processes and controls, all of which we expect will have a positive long-term benefit.”

Mr. Schawk concluded, “We have made significant progress toward revising our debt agreements and are working with our lenders to resolve certain inter-creditor matters.  In the meantime, we are confident our financial position will continue to support our ability to provide world-class service to our clients.  Our market share remains solid, and we continue to maintain strong relationships with our clients. We are aware of a backlog of projects with our packaging clients and are cautiously optimistic that certain of these projects will be initiated in 2009, as clients get more comfortable with the credit and economic environment and start to focus more on consumer needs and the competitive landscape.”

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Schawk, Inc.

SUMMARY OF FINANCIAL POSITION
The table below is a preliminary estimate of Schawk’s financial position at March 31, 2009, December 31, 2008, and December 31, 2007.

(in $ Millions)	March 31, 2009	December 31, 2008	December 31, 2007
	(Unaudited)	(Unaudited)	(Unaudited and Restated)

Cash	$27.3	$20.2	$11.8

Current assets less current liabilities	$78.4	$74.4	$77.3

Total debt (includes current portion)	$146.2	$135.8	$110.4

Total equity	$191.6	$200.8	$300.8

The decline in equity at December 31, 2008, compared to the prior year reflects the Company’s net loss, driven principally by non-cash asset impairment charges of $54.6 million coupled with the Company’s stock repurchase of $27.4 million during 2008.  The Company also repurchased $4.3 million of stock during the first quarter of 2009, which contributed to a reduction in total equity at March 31, 2009, as compared to December 31, 2008, but has since discontinued its stock repurchase program.

The above estimate of the Company’s financial position at March 31, 2009, is preliminary and subject to the Company’s completion of its substantive review of its first-quarter financial results, including its quarterly assessment of any impairments to goodwill.

UPDATE ON PRELIMINARY 2008 FINANCIAL RESULTS
Presently, the Company anticipates it will report net sales of approximately $494.2 million for the year ended December 31, 2008, a decrease of approximately 9 percent relative to the comparable prior-year period.  For fiscal 2008, both retail and entertainment clients, which represent approximately 27 percent and 7 percent of annual revenue, respectively, declined 15 percent, while packaging clients, which represent approximately 64 percent of annual revenue, declined almost 7 percent.  In the fourth quarter of 2008, total sales declined almost 23 percent versus the prior year, with retail clients declining 33 percent, while packaging clients declined almost 22 percent.

After giving effect to the estimated non-cash goodwill impairment charge and other items described below, the Company expects to report a full-year operating loss of approximately $56.6 million versus operating income of $60.2 million in the comparable prior-year period.

The Company presently anticipates the total amount of the non-cash goodwill impairment charge to be approximately $48.0 million for the fourth quarter and full year of 2008.  Previously, the

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Company had provided an estimate of $20 million to $30 million of goodwill impairment for the fourth quarter and full year of 2008.

In addition to the goodwill impairment charge, the full-year loss for 2008 is also expected to be negatively impacted by approximately $10.4 million of restructuring related charges, $4.3 million of foreign currency transaction losses, $6.8 million in increased professional and consulting fees related to the Company’s internal control remediation and related matters, $7.3 million in multi-employer pension plan withdrawal expense, and $6.6 million of impairment charges related to long-lived assets.  The total of these items is $35.4 million (of which $8.3 million is non-cash).  Excluding the aforementioned items, 2008 operating income would have been approximately $26.8 million.  Please refer to the table at the end of this press release for a reconciliation of Non-GAAP measures.

As the Company has not filed its Form 10-K for 2008, the foregoing estimates are preliminary and subject to change.  Presently, the Company expects to file its Form 10-K for the year ended December 31, 2008, by not later than the end of May 2009.  The delay in filing was principally related to the Company finalizing its 2008 goodwill impairment charge as well as other substantive review issues.

UPDATE ON COST-REDUCTION ACTIVITIES
The $10.4 million restructuring charge in 2008 noted above is anticipated to result in total annual savings of approximately $21.9 million, with an estimated $7.4 million in savings realized in 2008.  The Company anticipates additional actions taken and expected to be taken during 2009 will result in restructuring charges of approximately $2.0 to $3.0 million generating annual savings of $6.0 to $7.0 million beginning in the first quarter of 2009 (estimated $5.0 to $5.5 million savings in 2009).  Furthermore, the Company has taken other 2009 cost-reduction actions expected to reduce expenses by approximately $6.0 to $7.0 million for the year.

PRELIMINARY FIRST QUARTER 2009 FINANCIAL RESULTS
The Company presently anticipates that it will report net sales of approximately $103.8 million for the quarter ended March 31, 2009, an approximate 18 percent decrease in net sales relative to the comparable prior-year period, with retail clients declining 30 percent, packaging clients declining almost 16 percent and entertainment clients declining 10 percent.

David Schawk added, “Despite the year-over-year decline in quarterly sales, monthly sales trends have been improving since December 2008.”

In addition, the Company expects to report an operating loss of approximately $3.3 million versus operating income of $6.7 million in the comparable prior-year period.  Included in the loss for the first quarter of 2009 is an estimated $1.0 million of restructuring charges related to the additional 2009 cost-reduction actions mentioned previously, as well as estimated expenses of $2.0 million related to the Company’s remediation and related activities.

The above estimates are preliminary as the Company is conducting a substantive review of its first-quarter financial results, including its quarterly assessment of any impairment to goodwill.  The Company will file its Form 10-Q for the quarter ended March 31, 2009, as soon as its

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internal review of its financial results and the corresponding review by the Company’s external audit firm is complete.

OUTLOOK REGARDING AMENDMENTS TO DEBT AGREEMENTS
The Company presently is in negotiations with its lenders to provide financial covenant flexibility under its revolving credit facility and its note agreements in light of the Company’s expectations as to its full-year 2008 operating results and the uncertain and adverse economic conditions in which it presently operates.  Although the Company believes it is in agreement with its lenders on the principal terms of amendments to its revolving credit facility and note agreements, negotiations among lenders concerning inter-creditor issues are ongoing.  The timing for resolution of such inter-creditor issues cannot presently be estimated with certainty.  If the Company fails to secure amendments to its debt agreements, it could have a material adverse effect on the Company’s business, financial condition and results of operations.

The Company has not recently reported EBITDA (Earnings Before Interest, Taxes, Depreciation or Amortization) or Adjusted EBITDA as financial measures.  Both of these measures are important indicators of performance under the Company’s existing revolving credit facility and are consistent measurement tools for evaluating the operating activities of the business from period to period.  Adjusted EBITDA for the trailing twelve-month period ending March 31, 2009, is estimated at $32.3 million as compared to approximately $42.2 million for the twelve-month period ending December 31, 2008.

EBITDA for the 2009 first quarter was $1.7 million compared to $12.3 million in the first quarter of 2008.  Adjusted EBITDA was $2.8 million for the first quarter, compared to $12.3 million in the first quarter of 2008.  These results for EBITDA and Adjusted EBITDA are preliminary and are calculated consistent with the schedule presented at the end of this press release.

A reconciliation of this non-GAAP measure is also provided at the end of this release.

EXPECTED TIMING OF THE COMPANY SHAREHOLDER MEETING
Typically the Company holds its annual shareholders’ meeting during the third week of May.  However, due to the additional time needed to complete the audit of its full-year 2008 results, the Company currently expects that it will hold its 2009 annual meeting of shareholders not later than June 30, 2009.

About Schawk, Inc.
Schawk, Inc.(NYSE: SGK), is a leading provider of brand point management services, enabling companies of all sizes to connect their brands with consumers to create deeper brand affinity. With a global footprint of more than 60 offices, Schawk helps companies create compelling and consistent brand experiences by providing integrated strategic, creative and executional services across brand touchpoints. Founded in 1953, Schawk is trusted by many of the world’s leading organizations to help them achieve global brand consistency. For more information about Schawk, visit http://www.schawk.com

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Restated Financial Information
As reported in its Form 10-K for the year ended December 31, 2007, the Company has restated its consolidated financial statements for the years ended 2005 and 2006 and 2007.  Additionally, as reported in the Company’s Form 8-K filed with the Securities and Exchange Commission on June 26, 2008, the Company will reflect unaudited, restated consolidated balance sheet information as of December 31, 2007.  Accordingly, the financial results for the twelve-month period ending December 31, 2007, and the balance sheet data at December 31, 2007, in this release are restated.

Non-GAAP Financial Measures
There are estimated non-GAAP measures contained in this press release that are reconciled to GAAP in the attachments to this press release entitled “Reconciliation of Non-GAAP Adjusted Operating Income” and “Reconciliation of Non-GAAP EBITDA and Adjusted EBITDA.”  Management believes that the discussion of these measures provides investors with additional insight into the ongoing operations of the Company.  Non-GAAP measures are reconciled to the closest GAAP measures on schedules attached to this press release. The estimated non-GAAP measures should not be viewed as alternatives to GAAP.  Furthermore, these measures may not be consistent with similar measures provided by other companies.

Safe Harbor Statement
Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended and are subject to the safe harbor created thereby.  Such statements are indicated by words such as “anticipate,” “expect,” “believe,” other formulations of those terms and similar terms.  These statements are made based upon current expectations and beliefs that are subject to risk and uncertainty.  Actual results might differ materially from those contained in the forward-looking statements because of factors, such as, among other things, whether the Company’s audited financial results for the year ended December 31, 2008 and unaudited financial results for the quarter ended March 31, 2009 will comport with the preliminary information summarized herein; unanticipated difficulties associated with our ability to timely complete our review of our financial results; and the outcome of continued negotiations among our lenders concerning anticipated amendments to our debt agreements.  In addition, other factors affecting the Company’s business and operations generally could cause actual results to differ, including unanticipated difficulties associated with additional internal accounting control issues, if any, which may cause our investors to lose confidence in our reported financial information and may have a negative impact on the trading price of our stock; our ability to remedy known internal control deficiencies and weaknesses and the discovery of future internal control deficiencies or weaknesses, which may require substantial costs and resources to rectify; higher than expected costs, or unanticipated difficulties associated with, integrating acquired operations; higher than expected costs associated with compliance with legal and regulatory requirements; the strength of the United States economy in general and specifically market conditions for the consumer products industry; the level of demand for Schawk's services; loss of key management and operational personnel; our ability to implement our business strategy, rebranding initiatives and cost reduction plans and to realize anticipated cost savings; the stability of state, federal and foreign tax laws; our continued ability to identify and exploit industry trends and exploit technological advances in the imaging industry; our ability to implement restructuring plans; the stability of political conditions in foreign countries in which we have production capabilities; terrorist attacks and the U.S. response to such attacks; as well as other factors detailed in the Company’s filings with the Securities and Exchange Commission.

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Reconciliation of Non-GAAP Adjusted Operating Income

	Twelve Months Ended
($ in Millions)	December 31,
	2008	2007
	(Unaudited)	(Unaudited and Restated)

Operating income/(loss) per GAAP	$(56.6)	$60.2

Plus: Impairment of goodwill (1)	48.0	-

Plus: Acquisition integration and restructuring expenses (2)	10.4	-

Plus: Pension withdrawal expense	7.3	-

Plus: Remediation and related expenses	6.8	-

Plus: Impairment of long-lived assets (1)	6.6	1.2

Plus: Foreign exchange (gain)/loss (3)	4.3	(0.2)

Less: Gain on sale of real estate and other	-	(1.6)

Adjusted operating income (Non-GAAP)	$26.8	$59.6

(1)  Represents Non-Cash Expenses
(2)  Approximately $0.6 million of full-year 2008 expense is non cash
(3)  Approximately $1.1 million of full-year 2008 expense is non cash

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Reconciliation of Non-GAAP EBITDA and Adjusted EBITDA

($ in Millions)	Preliminary and Unaudited
	3 Months Ended March 31		12 Months Ended March 31		Year Ended December 31
	2009	2008	2009	2008	2008	2007

Net Income (loss)	$(2.2)	$4.3	$(66.5)	$28.8	$(60.0)	$30.6
Interest expense, net of interest income	1.4	1.7	6.2	8.3	6.6	8.9
Income tax expense (benefit)	(2.4)	0.7	(6.3)	17.6	(3.1)	20.7
Operating Income	(3.3)	6.7	(66.5)	54.7	(56.6)	60.2
Depreciation and amortization	4.8	5.5	20.0	21.4	20.8	21.4
Impairment of long-lived assets	-	-	6.6	1.2	6.6	1.2
Impairment of goodwill	-	-	48.0	-	48.0	-
Non-cash restructuring charge	-	-	0.6	-	0.6	-
Unrealized FX (gain) loss	(0.2)	(0.2)	1.1	(0.2)	1.1	-
Share-based compensation	0.4	0.3	1.5	1.0	1.4	1.0
EBITDA	1.7	12.3	11.4	78.1	22.0	83.7

Permitted add backs on existing revolving credit facility:
(Gain) loss on sale of equipment	-	-	0.4	(0.9)	0.4	(0.9)
Permitted acquisitions	-	-	2.5	-	2.5	-
Interest income	0.1	0.1	0.3	0.3	0.3	0.3
Non-recurring restructuring charge	1.0	-	10.7	-	9.8	-
Non-recurring pension withdrawal expense	-	-	7.3	-	7.3	-

Adjusted EBITDA	$2.8	$12.3	$32.6	$77.5	$42.2	$83.2

We define EBITDA as earnings before interest, income taxes and depreciation and amortization.  Adjusted EBITDA, as defined in the covenants under the Company’s existing revolving credit facility, is EBITDA as adjusted to exclude certain items, including items that generally are considered non-recurring.  Both measures are important indicators of performance under the Company’s existing revolving credit facility and provide management with a consistent measurement tool for evaluating the operating activities of the Company from period to period.   These measures do not represent cash flows from operations as defined by generally accepted accounting principles, should not be considered as an alternative to net income or cash flow from operations as an indicator of our operating performance, and are not indicative of cash available to fund all cash flow needs.  These measures also may be inconsistent with similar measures presented by other companies.

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